Exhibit (a)(1)

CERTIFICATE EVIDENCING THE TERMINATION OF

THE CERTIFICATE OF DESIGNATION FOR PREFERRED SHARES

OF

ING PRIME RATE TRUST

This Certificate evidencing the termination, by resolution of the Trustees (the “Trustees”) of ING Prime Rate Trust (the “Trust”), of the Certificate of Designation for Preferred Shares (the “Certificate of Designation”) of the Trust is made this 28th day of June, 2012.

WITNESSETH:

WHEREAS, pursuant to the Declaration of Trust of the Trust (the “Declaration of Trust”), the Trustees authorized the creation of each Series of the Auction Rate Cumulative Preferred Shares of the Trust (the “Preferred Shares”) and authorized the making of the Certificate of Designation, which was executed by an officer of the Trust on October 20, 2000 and filed with the Commonwealth of Massachusetts on October 30, 2000; and

WHEREAS, as authorized by the Trustees and contemplated by the Declaration of Trust, the Certificate of Designation set forth the rights, voting powers, restrictions, limitations, qualifications, and terms and conditions of redemption of the Preferred Shares; and

WHEREAS, the Trust has redeemed all of the outstanding shares of each series of the Preferred Shares of the Trust; and

WHEREAS, pursuant to Part I, Section 17 of the Certificate of Designation, upon the redemption of all of the Preferred Shares by the Trust, all rights and preferences of the Shares ceased and terminated, and all obligations of the Trust under the Certificate of Designation have terminated.

NOW, THEREFORE, the undersigned, being a duly elected and qualified officer of the Trust, hereby certifies that:

1.	At a meeting of the Trust held on January 12, 2012, the Trustees duly adopted by a unanimous vote the following resolutions with respect to the Preferred Shares and the Certificate of Designation:

WHEREAS, each of the Auction Rate Cumulative Preferred Shares — Series M, T, W, TH and F of ING Prime Rate Trust (“Preferred Shares” of the “Trust”) have been redeemed by the Trust, pursuant to Part I, Section 3 of the Certificate of Designation of the Preferred Shares dated October 20, 2000 (“Certificate”); and

WHEREAS, pursuant Part I, Section 1(b) of the Certificate, such Shares are now authorized, but unissued shares of the Trust; and

WHEREAS, pursuant to Part I, Section 17 of the Certificate, all rights and preferences of the Preferred Shares have ceased and terminated, and all obligations of the Trust with respect to the Preferred Shares have terminated; and

WHEREAS, the Trustees of the Trust have set the number of Trustees comprising the Board of Trustees of the Trust at ten (10), as reflected in a Unanimous Written Consent of the Board of Trustees of the Trust executed on January 30, 2009; and

WHEREAS, Messrs. John V. Boyer and Roger B. Vincent are Trustees of the Trust representing the interests of the holders of the Preferred Shares; it is now therefore

RESOLVED, that Mr. John V. Boyer and Mr. Roger B. Vincent be, and each hereby is, re-designated and appointed to serve as a Trustee of the Trust to represent the interests of the holders of common shares of the Trust until he or his successor is duly elected by the holders of the common shares of the Trust and shall have been qualified; and it is

RESOLVED, that the Preferred Shares of the Trust be, and they hereby are, terminated and abolished as series and a class of the Trust; and it is

RESOLVED, that the Certificate be, and it hereby is, terminated; and it is

RESOLVED, that the proper officers of the Trust are hereby authorized and directed to take such other actions and execute such other documents and instruments as they may in their sole discretion determine are necessary and proper to give effect to the foregoing resolutions, including, but not limited to, making any necessary or appropriate filings with the U.S. Securities and Exchange Commission, the New York Stock Exchange, and the State of Massachusetts.

2.	Upon the adoption of these resolutions by the Trustees, the Shares were terminated and abolished as series and a class of the Trust, the Certificate was terminated, and the Trustees authorized the officer of the Trust set forth below to file this Certificate with the Commonwealth of Massachusetts, which shall evidence and record the actions by the Trustees set forth herein and the effects therefrom.

IN WITNESS WHEREOF, the Trust has caused these representations to be signed in its name and on its behalf by its Senior Vice President and attested by its Secretary this 28th day of June, 2012. The Trust’s Declaration of Trust, as amended, is on file with the Secretary of State of the Commonwealth of Massachusetts, and the said officers of the Trust have executed this Certificate as officers and not individually, and the obligations and rights set forth in this Certificate are not binding upon any such officers, or the Trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

ING PRIME RATE TRUST

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ATTEST:

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary